CONSULTING AGREEMENT

THIS AGREEMENT is dated for reference the 8th day of December, 2006.

BETWEEN:

DYNAMOTIVE ENERGY SYSTEMS CORPORATION
230 – 1700 West 75th Avenue,
Vancouver, British Columbia
V6P 6G2

(the “Company”)

AND:

DESMOND RADLEIN, PhD.
632 Grange Crescent
Waterloo, ON
N2T 2L9

(the “Consultant”)

AGREEMENTS

For good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties hereto agree as follows:

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements herein contained, the parties hereto mutually agree as follows:

PART 1

APPOINTMENT

1.1                           The Company appoints the Consultant and the Consultant accepts the appointment and will be responsible to lead the Company’s facility in Waterloo, ON in respect of the Company’s Research and Development initiatives on the Company’s BioOil technology (the “Appointment”) upon the terms and conditions of this Agreement and the Consultant agrees to diligently and faithfully carry out and perform its duties and obligations described in this Agreement.

PART 2

TERM OF AGREEMENT

2.1                           This Agreement shall have commenced on November 1, 2006 and shall continue until October 31, 2009. This Agreement is guaranteed for the first three years and can only be terminated by the Company subject to Part 6 of this Agreement. Otherwise, this agreement can be terminated with out cause with four months notice after three years. This Agreement is renewable thereafter, subject to mutually agreed terms between the Company and the Consultant.

PART 3

DUTIES OF THE CONSULTANT

3.1                           In consideration of the Company’s payment of the Consultant’s remuneration, the Consultant agrees to perform the duties and responsibilities in respect to the Appointment in accordance with the general directions of the Chief Executive Officer of the Company.

3.2                           The Consultant shall provide services to the Company and acknowledges to devote 50% of his time in carrying out his obligations hereunder during the first six months of this agreement and 75% thereafter. The Company has satisfied itself that the Consultant is in a position to effectively provide the services envisaged under this agreement.

PART 4

REMUNERATION

Salary and Bonus

4.1                           In consideration of the performance by the Consultant of its obligations under this, Agreement, the Company shall pay to the Consultant a monthly consulting fee of $10,000 per month during the first six months of this agreement and subsequently, at $15,000 per month (“Base Consulting Fee”) payable on the last working day of the month upon presentation of an invoice. The Consultant’s remuneration shall be subject to an annual performance review by the Board of Directors of the Company.

Stock Options

4.4                           The Consultant shall be entitled to receive during the term of this contract 600,000 three-year stock options exercisable at US$1.15 per share and shall vest at 200,000 per year commencing at execution of this agreement and thereon at the anniversary of the agreement.

PART 5

CONFIDENTIALITY AND WORK PRODUCT

5.1                           The Confidentiality Agreement (attached as Schedule A) is an integral part of this Consultancy Agreement and by signing the enclosed duplicate copy of this Agreement you agree to be bound by all the terms of the Confidentiality Agreement.

5.2                           Notwithstanding anything else in this Agreement, it is expressly acknowledged and understood by the Consultant that all of the work product of the Consultant while employed by the Company shall belong to the Company absolutely and notwithstanding the generality of the foregoing, all patents, inventions, improvements, notes, documents, correspondence produced by the Consultant during the term of this Agreement hereunder shall be the exclusive property of the Company. The Consultant further agrees to execute without delay or request for further consideration any necessary patent assignments, conveyance or other documents and assurances as may be necessary to transfer all rights to same to the Company. In the event of the termination of the Consultant for any reason hereunder, the

Consultant shall promptly turn over to the Company all of the foregoing intellectual property which is evidenced by any physical documentation (whether written, digital, magnetic, electronic or otherwise) or any other of the Company’s assets or property in his possession or under his control.

5.3                           In the event of termination of this Agreement, the Consultant agrees not to accept employment with any person, company, partnership or other business enterprise which is directly competing in any of the Company’s businesses at the time of termination nor will the Consultant otherwise independently compete in all cases for a period of one year from the date of termination.

PART 6

TERMINATION FOR GOOD CAUSE

Termination for Just Cause and Other Events of Early Termination

6.1                           The Company shall be entitled to terminate this Agreement with the Consultant immediately in the event of good cause. For purposes hereof, good cause shall mean:

a)        the death of the Consultant;

b)        the physical or mental incapacity of the Consultant and as a result of which the Consultant is unable to perform his duties under this Agreement for a period in excess of 90 days;

c)        the receipt by the Consultant of written notice from the Company terminating this agreement for just cause where “just cause” means any of the following events:

(i) any material or persistent breach by the Consultant of the terms of this Agreement;

(ii) conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation, or money or property to the Company or any affiliate of the Company,

(iii) a willful failure or refusal by the Consultant to satisfy his obligations to the Company under this Agreement including without limitation, specific lawful directives, reasonably consistent with this Agreement,

(iv) any grossly negligent or willful conduct of the Consultant that directly results in substantial loss or injury to the Company;

d)        in the event the Consultant does not correct any breach of this Agreement or any persistent wilful failure or refusal to satisfy the reasonable requirements of the Company under this Agreement, including specific directives of the Company’s board or its Chief Executive Officer, provided always that the Consultant shall have a reasonable opportunity to correct any acts or omissions which are set out in a notice of non-compliance providing the complained of acts or omissions are reasonably capable of correction.

Effect on Termination under Paragraph 6.1

6.2                           If the Company terminates the Consultant‘s agreement under paragraph 6.1, then he is not entitled to receive and the Company will not pay any salary, damages or other sums as a consequence of the termination except for compensation and unpaid and reimburseable expenses accrued but unpaid to the effective termination date.

PART 7

NOTICE

7.1                           Any notice required to be given hereunder by any party shall be given or made in writing and either delivered personally or sent by registered mail, postage prepaid, addressed to the parties as set out on the first page of this Agreement, or to such other address at which any of the parties hereto may from time to time notify the others in writing. The time of giving or making such notice shall be, if delivered, when delivered, and if mailed, then on the fifth (5th) business day after the day of mailing thereof.

PART 8

INDEPENDENT CONTRACTOR

8.01                           Nothing in this Agreement shall create an employment relationship between the Company and the Consultant and it is hereby understood and agreed that the Consultant is and will at all times.

PART 9

ASSIGNMENT AND MISCELLANEOUS

9.1                           Neither party to this Agreement shall be entitled to assign its benefits, interests or obligations under this Agreement without the written consent of the other party hereto.

9.2                           This Agreement, once executed, and along with the documents referenced herein, constitute the entire understanding between the Company and the Consultant with respect to the terms and conditions of this Agreement and supersedes all prior agreements and discussions between the parties.

9.3                           This Agreement is made in the Province of British Columbia and shall be enforceable in the courts thereof.

9.4                           The provisions respecting the Consultant’s confidentiality obligations transfer of intellectual property rights and non-competition in § 5 shall survive the termination of this Agreement.

9.5                           The headings of this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

DYNAMOTIVE ENERGY SYSTEMS CORPORATION

Per:	/s/ R. Andrew Kingston	Per:	/s/ Richard Lin
	Authorized Signatory		Authorized Signatory

DESMOND RADLEIN, PhD.

Per:	/s/ Desmond Radlein, Phd.
Authorized Signatory

NON-DISCLOSURE AGREEMENT

THIS AGREEMENT is dated for reference the ________ day of _________________________, 2006

BETWEEN:

DYNAMOTIVE ENERGY SYSTEMS CORPORATION, a British Columbia company having a place of business at 230 - 1700 West 75th Avenue, Vancouver, British Columbia, V6P 6G2

(“Disclosing Party”)

AND:

DESMOND RADLEIN, PhD., of 632 Grange Crescent, Waterloo, ON N2T 2L9.

(“Receiving Party”)

WHEREAS:

A.	the Disclosing Party is in the business of environmental and renewable energy technologies;

B.	the Receiving Party is in the business of _________________________________________________________;

C.	the Disclosing Party and the Receiving Party intend to investigate collaborative business opportunities (the “Purpose”);

D.

in order to fulfill the Purpose the Disclosing Party may disclose information that is not available to the general public to the Receiving Party (the “Confidential Information”), including without limitation, BioOil information, trade secrets, financial, corporate, marketing, product, research, technical, manufacturing and/or personnel information or any other information, in any form or media, relating to the Disclosing Party, its affiliates, associates and/or other related entities (collectively “Related Entities”) and/or to any of their respective customers, suppliers and other business partners (collectively “Business Partners”), specifically identified as confidential by the Disclosing Party at, or prior to, the time of its disclosure, or the nature of which is such that it would generally be considered confidential in the industry in which the Disclosing Party operates; and

E.	the disclosure of any Confidential Information to third parties would cause harm to the Disclosing Party, its Related Entities and Business Partners;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the Disclosing Party disclosing Confidential Information to the Receiving Party and of the covenants and agreements contained in this Agreement, the parties agree as follows:

1.

Treatment of Confidential Information – The Receiving Party covenants that, except as specifically set out in paragraph 2, it will deal with any of the Confidential Information which it receives or gains access to, in accordance with the terms and conditions of this Agreement.

2.	Exclusions – The terms and conditions of this Agreement shall not apply to any Confidential Information which the Receiving Party can establish:

a)	is, or becomes, readily available to the public other than through a breach of the obligations set out in this Agreement; or

b)	was disclosed, lawfully and not in breach of any contractual or other legal obligation, to the Receiving Party by a third party.

3.

Ownership of Confidential Information – The Receiving Party acknowledges that the Confidential Information, including all patent rights, trade secrets, copyrights and all other intellectual property and proprietary rights related thereto, is and shall be the sole and exclusive property of the Disclosing Party, its Related Entities or Business Partners as appropriate, and shall be held in trust by the Receiving Party for these persons. The Receiving Party acknowledges that it shall not acquire any right, title or interest in or to the Confidential Information or to any intellectual property or other proprietary rights related thereto.

4.

Disclosure – The Receiving Party shall keep all of the Confidential Information in strict confidence and shall not, without the prior written consent of the Disclosing Party, directly or indirectly, disclose, allow access to, transmit, transfer or make available to any person, firm, company, consultant, partnership, entity or other party (each a “Person”), for any use whatsoever, any Confidential Information, other than to a Person who:

	a)	is an officer, director, employee or consultant of the Receiving Party;

	b)	has a need to know such Confidential Information to facilitate the fulfilment of the Purpose; and

c)

has executed a non-disclosure or other agreement with the Receiving Party which prohibits the disclosure of the Confidential Information on terms that are consistent with the provisions of this Agreement.

Notwithstanding the foregoing, to the extent the Receiving Party can establish that it is required by law to disclose any Confidential Information it shall be permitted to do so, provided that notice of the requirement to disclose is first delivered to the Disclosing Party at the address set out above in a timely manner, so that the Disclosing Party has the opportunity to contest this potential disclosure.

5.

Use of Confidential Information – The Receiving Party shall use any Confidential Information disclosed hereunder solely to fulfill the Purpose and shall not, either directly or indirectly, use the Confidential Information for any other reason or in any other manner.

6.

Reproduction/Security – Except as reasonably required to fulfill the Purpose, the Receiving Party shall not, either directly or indirectly, copy or reproduce Confidential Information in any manner or medium. The Receiving Party shall ensure that any such copy of Confidential Information is clearly marked, or otherwise identified, as confidential and proprietary to the Disclosing Party. The Receiving Party shall ensure that all Confidential Information, and all copies thereof, are stored in a secure place while in the Receiving Party’s possession, custody, charge or control.

7.

Return of Confidential Information – Upon fulfilment of the Purpose, or at any time upon request by the Disclosing Party, the Receiving Party shall immediately return to the Disclosing Party all Confidential Information, and all copies thereof, in the Receiving Party’s possession, charge, control or custody and shall ensure that any third party to which it has disclosed the

Confidential Information does the same. This agreement shall survive to the fullest extent and time as permitted by law.

8.

Equitable Relief – The Receiving Party acknowledges that a breach of this Agreement will result in irreparable and immediate harm to the Disclosing Party and agrees that in the event of such a breach, the Disclosing Party shall be entitled to equitable relief by way of temporary or permanent injunction and to seek such other relief that any court may deem just and proper.

9.	No Representations or Warranties – The Receiving Party acknowledges and agrees that:

	a)	this Agreement does not constitute any representation, warranty or guarantee by the Disclosing Party that the Confidential Information does not infringe any third party rights; and

	b)	the Disclosing Party shall not be liable for any errors or omissions in the Confidential Information or the use or the results of the use of the Confidential Information.

10.	No Obligation – Nothing in this Agreement obligates the Disclosing Party to make any particular disclosure of Confidential Information.

11.

Indemnity – The Receiving Party shall indemnify and hold the Disclosing Party harmless from and against any and all claims, suits, losses, damages, costs or expenses, including reasonable attorney fees, incurred or suffered by the Disclosing Party as a result of the Receiving Party, or its officers, directors, employees or consultants, using or disclosing the Confidential Information other than in accordance with this Agreement, whether this use or disclosure is done negligently or otherwise.

12.

Governing Law – This Agreement shall be governed and construed in accordance with the laws in force in the Province of British Columbia. The courts of British Columbia shall have non- exclusive jurisdiction to hear any matters arising in connection with this Agreement.

13.

Entire Agreement – This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and cancels and supersedes any prior discussions, correspondence, understandings, agreements or communication of any nature relating to the subject of this Agreement.

14.	Assignment – This Agreement may not be assigned by either party without the prior written consent of the other.

15.	Recitals Included – The recitals set out in the preamble of this Agreement shall be deemed to be included in, and form an integral part of this Agreement.

16.	Term – This Agreement is to remain in effect for five (5) years after the effective date of execution.

17.

Counterparts – This Agreement may be executed in one or more counterparts each of which when executed by any of the parties shall be deemed to be an original, and all such counterparts shall together constitute one and the same Agreement. This Agreement may be delivered by facsimile transmission by either party to the other.

IN WITNESS WHEREOF the parties have executed this Agreement:

DYNAMOTIVE ENERGY SYSTEMS		DESMOND RADLEIN, PhD.
CORPORATION

Per:	/s/ R. Andrew Kingston	Per	/s/ Desmond Radlein, Phd.
	Signature		Signature

	Andrew Kingston		Desmond Radlein
	Name		Name

	CEO and President		Director
	Position		Position